Exhibit 5.1
May 1, 2006
Progress Software Corporation
14 Oak Park
Bedford, MA 01730
Ladies and Gentlemen:
     We have acted as counsel to Progress Software Corporation, a Massachusetts corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 460,011 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company. The Shares are being offered for sale for the respective accounts of the persons identified in the Registration Statement as selling shareholders or the pledgees, donees, transferees and other successors-in-interest identified in a supplement to the prospectus included in the Registration Statement (the “Prospectus”).
     You have furnished us with a copy of the Registration Statement in the form in which it will be filed with the Securities and Exchange Commission, including the form of Prospectus. You have requested our opinion with respect to the matters set forth below.
     We are familiar with the Company’s Restated Articles of Organization and all amendments thereto filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, its By-Laws and all amendments thereto, the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     We express no opinion herein as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts. We express no opinion herein as to the securities or “blue sky” laws of any jurisdiction, including the Commonwealth of Massachusetts.

Seaport   World    Trade    Center   West    /    155 Seaport Blvd.   /   Boston, MA 02210-2600   /    TEL: 617.832.1000   /   FAX: 617.832.7000
Foley Hoag llp	BOSTON	WASHINGTON, DC	www.foleyhoag.com

May 1, 2006

     Based upon the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and that the Shares are validly issued, fully paid and nonassessable.
     This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act of 1933, as amended, and only while the Registration Statement is in effect. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

FOLEY HOAG llp

By:	/s/ John D. Hancock

a Partner